EXHIBIT 12

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McDonnell Douglas Finance Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges

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                                                                                  Years Ending December 31,
                                                                  ----------------------------------------------------------
(Dollars in millions)                                                 1996        1995      1994        1993       1992
Income:
   Income from continuing operations before income
     taxes and cumulative effect of accounting change             $    74.9   $    60.3   $   41.1   $    39.2   $   44.8
   Fixed charges                                                      120.8       105.4      111.8       120.0      149.4
                                                                ===========================================================
   Income from continuing operations before income taxes,
     cumulative effect of accounting change and fixed charges     $   195.7   $   165.7   $  152.9   $   159.2   $  194.2
                                                                ===========================================================

Fixed charges:
   Interest expense                                               $   117.3   $   101.9   $  108.3   $   116.4   $  145.9
   Preferred stock cash dividends                                       3.5         3.5        3.5         3.6        3.5
                                                                ===========================================================
                                                                  $   120.8   $   105.4   $  111.8   $   120.0   $  149.4
                                                                ===========================================================


   Ratio of income from continuing operations before taxes on income, cumulative effect of accounting change and fixed
     fixed charges to fixed charges                                     1.62        1.57       1.37        1.33       1.30
                                                                ===========================================================


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